                                                                    Exhibit 99.2


                                 (EPIMMUNE LOGO)
               5820 Nancy Ridge Drive, San Diego, California 92121
                   Phone: (858) 860-2500 - Fax: (858) 860-2600


FOR FURTHER INFORMATION

AT EPIMMUNE:            AT FINANCIAL RELATIONS BOARD:
Robert De Vaere         Moira Conlon                           Tricia Ross
VP, Finance & Admin.    General Information                    Investor/Analyst Information
& CFO                   (310) 407-6524                         (310) 407-6540
(858) 860-2500          mconlon@financialrelationsboard.com    tross@financialrelationsboard.com

FOR IMMEDIATE RELEASE
MARCH 30, 2004

               EPIMMUNE REPORTS FINANCIAL RESULTS FOR THE QUARTER
                        AND YEAR ENDED DECEMBER 31, 2003

SAN DIEGO, MARCH 30, 2004 - EPIMMUNE INC. (NASDAQ: EPMN) today announced its financial results for the fourth quarter and year ended December 31, 2003.

Revenues for the quarter and year ended December 31, 2003 were $1.9 million and $7.2 million, respectively, compared to $1.6 million and $7.1 million for the same periods in 2002. The net loss for the quarter and year ended December 31, 2003, respectively, was $1.2 million, or $0.09 per share and $7.1 million, or $0.58 per share. This compares with a net loss for the quarter and year ended December 31, 2002, of $1.7 million, or $0.15 per share and $6.5 million, or $0.57 per share, respectively. At December 31, 2003, the Company had cash and cash equivalents of $6.4 million.

Research grants and contract revenues were higher in 2003 compared to 2002 due to an increase in the number of grants and contracts. Revenues from license fees and milestone payments were also higher in 2003 as a result of new licenses granted by the Company and achievement of certain milestones by existing licensees of the Company that triggered payments in 2003. The increase in revenues from these sources offset a decrease in related party revenues from Genencor in 2003 as that collaboration shifted focus from research, where Epimmune was primarily involved, to preclinical development, which was Genencor's primary responsibility.

Research and development expenses for the quarter and year ended December 31, 2003, respectively, were $2.8 million and $10.5 million compared to $2.5 million and $11.3 million for the same periods in 2002. The increase in the fourth quarter of 2003 relates to Company sponsored outside activities on grants and contracts, including new grants and contracts the Company received in the second half of the year, while the decrease for the full year 2003 was primarily due to lower outside costs for preclinical activities leading up to the initiation of clinical trials in HIV and cancer.

General and administrative expenses for the quarter and year ended December 31, 2003 were $0.4 million and $3.6 million, respectively, compared to $0.9 million and $2.9 million, respectively, for the same periods in 2002. General and administrative expenses in the quarter ended December 31, 2002 included costs related to a planned public offering of common stock that was ultimately not completed. The increase in general and administrative expenses for the full year 2003 compared to


                                    - more -

FRB | Weber Shandwick serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and is receiving compensation therefor.
  The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

Epimmune Inc.
Page 2 of 5


2002 was primarily due to recognition of non-cash, stock-based compensation charges in connection with the prepayment of a promissory note by the Company's CEO in September 2003 and legal, investment banking, accounting and other expenses related to the Company's proposed merger with Anosys, which was terminated.

Restructuring costs of $0.3 million in the year ended December 31, 2003, relate to a work force reduction of approximately 23% completed in September 2003, aimed at reducing the Company's cash burn and focusing on the most advanced clinical, sponsored and partnered programs.

"We made significant progress in 2003 and early 2004, both in advancing our own programs and pipeline and by increasing the potential of our partnered programs," said Dr. Emile Loria, President and Chief Executive Officer. "Today's announcement regarding Innogenetics partnering with Epimmune and extending our collaboration term provides further opportunity for our technology to be developed and advanced into additional clinical indications. We also look forward to reporting data and results during the course of 2004 from our initial HIV, lung cancer and colorectal cancer trials."

BUSINESS OUTLOOK

Epimmune currently projects that for 2004, revenues will be in the range of $8.5 to $10.0 million and total costs and expenses will be in the range of $14.0 to $15.5 million. With existing cash and interest earned thereon, along with receipts from existing contracts, the Company expects to be able to maintain its current level of operations through 2004 and into the second quarter of 2005, based on anticipated expenditures.

ABOUT EPIMMUNE INC.

EPIMMUNE INC., based in San Diego, is focused on the development of pharmaceutical products using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single drug candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic drug candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections, such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's preventative drug candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response. For more information on Epimmune, visit www.epimmune.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect management's current views of future events, including the anticipated benefits to Epimmune of its collaborations, anticipated trends in revenue and operating expenses, and projections regarding maintaining current and planned operations. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risks that the Company's revenue for 2004 will be less than expected, that the Company's operating expenses will rise by a greater amount than expected, the risks associated with the Company's ability to develop pharmaceutical products


                                      # # #

Epimmune Inc.
Page 3 of 5


using epitopes, the ability of epitope-based products to control infectious diseases and cancer, the safety and efficacy of epitope-based products in humans, the Company's ability to enter into and maintain collaborations and license arrangements, the efforts of the Company's collaborators and licensees to develop and commercialize products using the company's technologies, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting the HIV, lung and colorectal cancer clinical trials, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's 2003 Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.


                                      # # #

Epimmune Inc.
Page 4 of 5


                                  EPIMMUNE INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                Three months ended Dec. 31,          Twelve months ended Dec. 31,
                                                  2003               2002               2003               2002
                                                --------           --------           --------           --------
                                              (unaudited)         (unaudited)       (unaudited)
Revenues:
  Research grants and contract revenue          $  1,083           $    349           $  2,521           $  1,899
  License fees and milestones                        117                237              1,118                487
  Related party revenue - Genencor                   728                991              3,519              4,684
                                                --------           --------           --------           --------
Total revenues                                     1,928              1,577              7,158              7,070

Costs and expenses:
  Research and development                         2,769              2,548             10,495             11,257
  General and administrative                         385                862              3,567              2,887
  Restructuring costs                                 (8)                --                336                 --
                                                --------           --------           --------           --------
Total costs and expenses                           3,146              3,410             14,398             14,144

Loss from operations                              (1,218)            (1,833)            (7,240)            (7,074)

Interest income, net                                  16                 87                191                587
Other income (expense), net                           --                 --                 (7)               (13)
                                                --------           --------           --------           --------

Net loss                                        $ (1,202)          $ (1,746)          $ (7,056)          $ (6,500)
                                                ========           ========           ========           ========

Net loss per share -
  basic and diluted                             $  (0.09)          $  (0.15)          $  (0.58)          $  (0.57)
                                                ========           ========           ========           ========


Shares used in computing net loss
  per share - basic and diluted                   13,388             11,571             12,239             11,446
                                                ========           ========           ========           ========


                                      # # #

Epimmune Inc.
Page 5 of 5


                            CONDENSED BALANCE SHEETS
                                 (in thousands)

                                                  December 31,     December 31,
                                                      2003             2002
                                                    -------          -------
                                                  (unaudited)
Assets:
Current assets:
  Cash and cash equivalents                         $ 6,416          $ 9,745
  Other current assets                                1,198              708
                                                    -------          -------
Total current assets                                  7,614           10,453

Restricted cash                                         472              472
Property and equipment, net                           1,145            1,363
Other assets                                          3,462            3,240
                                                    -------          -------
Total assets                                        $12,693          $15,528
                                                    =======          =======

Liabilities and stockholders' equity
Current liabilities                                 $ 2,770          $ 2,745
Other liabilities                                       212              197
Stockholders' equity                                  9,711           12,586
                                                    -------          -------
Total liabilities and stockholders' equity          $12,693          $15,528
                                                    =======          =======


                                      # # #